Consent of Independent Auditor
We consent to the use of our report dated December 20, 2017, with respect to the statements of financial position of LOVOO GmbH as of December 31, 2016, December 31, 2015 and January 1, 2015, and the related statements of comprehensive loss, changes in equity, and cash flows for the years ended December 31, 2016 and December 31, 2015 and the related notes to the financial statements, included herein.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft
Leipzig, Germany
December 20, 2017